EXHIBIT 99.1
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PLAYTEX                                                   PLAYTEX PRODUCTS, INC.

                                                          300 NYALA FARMS ROAD
                                                          WESTPORT, CT  06880

FOR IMMEDIATE RELEASE                                     PRESS RELEASE
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FOR MORE INFORMATION, CONTACT:

Glenn Forbes
Chief Financial Officer
(203) 341-4264





                      PLAYTEX PRODUCTS REVISES GUIDANCE FOR
           SECOND QUARTER AND FULL YEAR 2003; AMENDS CREDIT AGREEMENT


WESTPORT, CT (JUNE 26, 2003) - PLAYTEX PRODUCTS, INC. (NYSE: PYX) reported that the Company's second quarter earnings will fall below expectations, earnings guidance for the full year 2003 is being revised, and its credit agreement has been amended.

The second quarter results are being impacted by a continuation of differences in shipment versus consumption levels in tampons due to promotional activities in the category from past quarters, a continuation of unfavorable category growth trends in several of the Company's businesses, and the significantly unfavorable weather impact on the sun care category to date. The Company expects net sales in the second quarter to be below those of the second quarter of last year by approximately 10% and earnings per share for the second quarter to be in the $.08 to $.10 range.

Our guidance for the full year is impacted by the second quarter shortfall, as well as the assumption that category trends and economic conditions seen in the first half of 2003 will continue. Net sales for the second half of 2003 are expected to be below those of the second half of last year by low single digits and for the full year 2003 are expected to be approximately 5% to 6% below 2002 net sales. Earnings per share for 2003 are expected to be in the $.42 to $.45 range.

"While these results are disappointing to all of us, we remain confident in the fundamental strength of our franchises. Our tampon share continues to show gradual improvement resulting from our efforts to defend against the competitive launch. Tampon shipments began to mirror consumption levels in the month of June so it appears that the promotional inventory impact is largely behind us. In sun care, we are well positioned behind this year's new products to maximize our results relative to the category growth rate. Infant care share trends remain stable after the extraordinary level of competitive activity of the past two years. Woolite continues to perform very well behind the Oxy Deep success. We have established our revised guidance with a more conservative view toward economic and category recovery rates. The lower earnings trend resulting from our defensive efforts and near-term shipment levels have necessitated that we amend the terms of our credit agreement," said Michael R. Gallagher, Playtex's Chief Executive Officer.

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Playtex Products
June 26, 2003
Page 2 of 2


The amendment to the credit agreement provides for revised financial covenants and increases the interest rate margin. Under the revised terms, pricing for LIBOR-based loans will be increased by 125 basis points for the Term C loan and 100 basis points for the Revolving Credit line over the current levels. Based on our current outstanding indebtedness, the revised pricing would increase our interest expense by approximately $5.5 million on an annualized basis. The higher interest expense is incorporated in the revised earnings per share guidance.


Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX infant feeding products, WET ONES, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX tampons, BANANA BOAT, WOOLITE rug and upholstery cleaning products, PLAYTEX gloves, BINACA and OGILVIE.



WITH THE EXCEPTION OF THE HISTORICAL INFORMATION CONTAINED IN THE RELEASE, THE MATTERS DESCRIBED HEREIN, AND, IN PARTICULAR, ALL EARNINGS GUIDANCE AND PROJECTIONS, CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL, WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, INTEREST RATES, COMPETITIVE MARKET PRESSURES, THE LOSS OF A SIGNIFICANT CUSTOMER, RAW MATERIAL AND MANUFACTURING COSTS, CAPACITY LIMITATIONS, THE ABILITY TO INTEGRATE ACQUISITIONS, ADVERSE PUBLICITY AND PRODUCT LIABILITY CLAIMS, CAPITAL STRUCTURE, THE IMPACT OF WEATHER CONDITIONS ON SALES, AND OTHER FACTORS DETAILED IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH INFORMATION.



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